                                                                Exhibit 2.1

                   AGREEMENT AND PLAN OF CORPORATE SEPARATION

         Agreement dated the 9th day of August, 1995 between CardMember Publishing Corporation, a Delaware corporation with a principal office located at Stamford, Connecticut ("CardMember"), Impaq Marketing Corporation, a Delaware corporation with a principal office located at Stamford, Connecticut ("Marketing"), Impaq Publishing Corp., a Nebraska corporation with a principal office located at Omaha, Nebraska ("Newco") and Daniel Klabunde of Omaha, Nebraska ("Klabunde").

         WHEREAS, on May 18, 1992 CardMember entered into an Agreement (the "1992 Agreement") with Impaq Publishing Corporation ("Publishing"), Marketing and Klabunde providing for the acquisition of substantially all of the assets used in the discount coupon book business which was operated in Omaha, Nebraska (the "Coupon Book Business"). The 1992 Agreement provided for the issuance of 24,143 shares of Class B Common Stock of CardMember to Publishing.

         WHEREAS, the 1992 Agreement was closed in accordance with its terms as of May 18, 1992.

         WHEREAS, Publishing was dissolved shortly after the closing and 24,143 shares of Class B Common Stock of CardMember were distributed to Klabunde, its sole shareholder.

         WHEREAS, Marketing has owned and operated the Coupon Book Business continuously since May 18, 1992 in conjunction with other businesses.

         WHEREAS, Marketing has transferred substantially all of the operating assets used in the Coupon Book Business to Newco.

         WHEREAS, Newco is a wholly owned subsidiary of CardMember and Newco has title to certain of the operating assets which are used to operate the Coupon Book Business.

         WHEREAS, since May 18, 1992 Klabunde has been President and Chief Executive Officer of Marketing and has been primarily responsible for the operation of the Coupon Book Business.

         WHEREAS, CardMember now desires to exchange all the issued and outstanding stock of Newco for all of the Class B Common Stock of CardMember issued to Klabunde pursuant to the 1992 Agreement.

         NOW THEREFORE, in consideration of the foregoing recitals which are incorporated with and are made a part of this Agreement, and in further consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

         1.       Transfer of CardMember and Newco shares.

                  On the closing date, CardMember shall transfer and assign 100 shares of Newco common stock to Klabunde and Klabunde shall transfer and assign to CardMember 24,143 shares of Class B Common Stock to CardMember. On the closing date, Klabunde will deliver certificates for shares of CardMember duly endorsed with signatures guaranteed with documentary stamps affixed at Klabunde's expense so as to make CardMember the sole owner thereof free and clear of all claims and encumbrances. On such closing date, delivery of the Newco shares will be made to Klabunde. The closing will take place on August 9, 1995 and shall be effective as of the close of business on June 30, 1995.

         2.       Release of Liens.

                  Attached hereto as Exhibit 2 is a list of all pledges, equities, licenses, security interests, claims, liens, or encumbrances (the "Liens") to which any of the assets of Newco were subject. CardMember shall have obtained releases of all such Liens covering any of the assets of Newco prior to the closing. Copies of the releases shall be provided to Newco prior to the closing.

         3.       Representations and Warranties of CardMember.
                  CardMember and Marketing represent and warrant that:

                  (a) Cardmember has full power and authority to enter into this Agreement.

                  (b) The 100 shares of Newco common stock to be transferred by CardMember to Klabunde under Section 1 hereof are, and on the closing date will be, all of the issued and outstanding stock of Newco, duly authorized, validly issued, fully paid and non-accessible. CardMember is the lawful and equitable owner of all the Newco common stock, free and clear of all security interests, liens, claims, options, charges and encumbrances. Good title, free and clear of all security interests, liens, claims, rights, charges or other encumbrances whatsoever to all of the Newco common stock will pass to Klabunde at the closing.

                  (c) Drafts of the audited consolidated financial statements of CardMember restated as of June 30, 1994 and June 30, 1993, and the unaudited consolidated balance sheet, consolidated income statement, and consolidated statement of cash flows for the nine months ended March 31, 1995 (the "Financial Statements") have been delivered to Klabunde. The Financial Statements are true and complete statements of the financial condition of CardMember as of the dates therein specified. Final versions of the Financial Statements will be delivered to Klabunde within 60 days of the closing. The final version of the Financial Statements to be delivered to Klabunde will not differ in any material way from the drafts of the Financial Statements which have been delivered to Klabunde.

                  (d) Except as listed on Exhibit 3(d), since June 30, 1994: (i) the business and affairs of CardMember and Marketing have been conducted and carried on in the ordinary course consistent with their past practices; (ii) except for personal property (including inventory and supplies) purchased, sold or leased in the ordinary course of business consistent with their past practices, CardMember and Marketing have not purchased, sold, leased, mortgaged, pledged or otherwise acquired or disposed of any material properties or assets;
(iii) there has been no adverse change in or with respect to the financial condition, operations, prospects, rights, results of operations, assets, management, liabilities or business of CardMember or Marketing and no state of facts exists which may reasonably be expected to give rise to any such adverse change; and (iv) there has been no change by CardMember and Marketing in any method of financial or tax accounting method or practice.

                  (e) CardMember has delivered to Klabunde the amended and restated Articles of Incorporation of CardMember filed in the offices of the Delaware Secretary of State on September 29, 1994, certified by the Secretary of State of the State of Delaware. This amendment defines the rights of Class B Common Shares of CardMember. Such Articles of Incorporation have not been further amended and are in full force and effect.

                  (f) Exhibit 3(f) contains a true, complete and correct list and description of each pending lawsuit, administrative proceeding, arbitration, labor dispute, or governmental inspection or investigation which affect the operations or assets of Newco. To the knowledge of CardMember and Marketing, there are no material (individually or in the aggregate) legal actions or administrative or governmental investigations or proceedings threatened against CardMember or Marketing that would affect the operations or assets of Newco. To the knowledge of CardMember and Marketing, there is no existing state of facts, circumstance or contemplated event that is likely to give rise to a material action, proceeding or investigation which would affect the operations or assets of Newco.

                  (g) Exhibit 3(g) is a balance sheet of Newco which is a true and complete statement of the financial condition of Newco as of June 30, 1995. Except as disclosed on Exhibit 3(g), there are no liabilities, either fixed or contingent, other than normally recurring contracts or obligations in the ordinary course of business; and no such contracts or obligations are liens or other liabilities which, if disclosed, would adversely affect the financial condition of Newco as reflected in Exhibit 3(g).

                  (h) Newco has good and marketable title to all of its assets and properties reflected in its books and records as being owned, including the assets and properties reflected as being owned in the financial statements listed on Exhibit 3(g), free and clear of all pledges, leases, equities, licenses, security interests, claims, liens, encumbrances or defects, except such as described on Exhibit 3(h).

                  (i) Following the transactions contemplated herein, with respect to CardMember and Impaq, both individually and in the aggregate; (i) the fair value of CardMember's and Impaq's assets will exceed their respective liabilities (including identified contingent liabilities); (ii) the present fair market value of CardMember's and Impaq's assets will be greater than their respective liability on debts as such debts become absolute and matured;

and (iii) CardMember and Impaq will be able to pay their debts as they mature following the consummation of the transactions contemplated herein.

                  (j) None of the information, documents, certificates or instruments furnished or to be furnished by CardMember, Marketing or any of their representatives in connection with this Agreement or otherwise in connection with the transactions contemplated hereby are false or misleading in any respect or contain any misstatement of fact or omit to state any facts required to be stated to make the statement therein not misleading. The representations and warranties made herein are made by CardMember and Marketing with the knowledge and expectation that Klabunde and Newco are placing reliance thereon. To the extent that any portion of the representations and warranties made herein were made to the knowledge of CardMember or Marketing, CardMember and Marketing represent that they have made due and reasonable inquiry with respect thereto. The representations under this Paragraph 3(j) are subject to the representations contained in Paragraph 11 of this Agreement.

         4.       Conditions of Closing.

                  At the closing, and as a condition thereof, the following documents shall be executed and delivered:

                  (a) Klabunde' s resignation as an officer and director of Marketing.

                  (b) A General Release by Klabunde in favor of CardMember and Marketing excepting obligations arising under this Agreement, and a General Release by CardMember and Marketing in favor of Klabunde excepting obligations arising under this Agreement.

                  (c) Legal opinion of CardMember's counsel in the form attached hereto as Exhibit 4(d).

                  (d) The cancelled Promissory Note between Marketing as the debtor and CardMember as the lender, executed by Klabunde in his capacity as President of Marketing and in his individual capacity, in the amount of $50,006.00, dated September 20, 1994.

                  (e) A check payable to the law firm of McGrath, North, Mullin & Kratz in the amount of $3,000.00 plus any amount for services rendered by McGrath, North, Mullin & Kratz for the formation of Newco.

                  (f) Officer's Certificate of CardMember and Marketing executed by Gary Johnson as President of CardMember and Marketing.

                  (g) Officer's Certificate of Newco executed by Klabunde as President of Newco.

                  (h) Consent of the holders of the Preferred Stock of CardMember to the transactions contemplated by the Agreement.

                  (i) Release on Form UCC-3 from Brown, Brothers & Harriman.

         5.       Delivery of Records.

                  CardMember agrees that on or before the closing date that it will cause to be delivered to Newco copies of such corporate records or other documents which are necessary for the continued operation of the Coupon Book Business as Klabunde may reasonably request.

         6.       Notices.

                  Any notice which any of the parties hereto may desire to serve upon any of the other parties hereto shall be in writing and shall be conclusively deemed to have been received by the party to whom addressed, if mailed, postage prepaid, U.S. registered mail, to the following addresses:

CardMember Publishing Company
655 Washington Boulevard
Stamford, CT 06901
Attn:    Gary Johnson, President

Impaq Marketing Corporation
655 Washington Boulevard
Stamford, CT 06901
Attn: Gary Johnson, President

Impaq Publishing Corp.
11225 Davenport, Suite 102
Omaha, NE 68154-2627

Daniel Klabunde
11225 Davenport, Suite 102
Omaha, Nebraska 68154-2627

         7.       Successors.

                  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

         8.       Tax Attributes.

                  The parties hereto agree that for tax purposes the parties will each report the transactions contemplated by this Agreement as a tax-free reorganization pursuant to Internal Revenue Code 368(a)(1)(D) and 355. The parties hereto agree that the only gain on the transaction that will be reported will be the gain recognized by Marketing pursuant to Internal Revenue Code 311(b) caused by Marketing's distribution of the Newco assets to CardMember, such gain to be in an amount equal to no more than $273,299 less Marketing's basis in such assets. Klabunde agrees that he will not permit Newco to report a basis for its assets existing on the closing date, including intangibles, which exceeds $273,299.00. Klabunde agrees that he will not cause Newco to make any claim for the net operating loss which has been incurred through June 30, 1995 by Marketing, unless the Internal Revenue Service has disallowed the use of the net operating loss by CardMember or Marketing.

         9.       Indemnification.

                  (a)      Indemnity.

                  CardMember and Marketing shall indemnify and hold Klabunde and Newco harmless against and in respect of:

                  (i) All debts, liabilities and obligations of CardMember or Marketing (whether accrued, absolute, contingent, or known or unknown) existing or arising on or resulting from events which occurred or failed to occur on or before the closing, to the extent not reflected as a liability in the Newco balance sheet provided pursuant to Paragraph 3(g) of this Agreement unless such debt, liability or obligation is one that should have been disclosed by Klabunde in accordance with the provisions of Paragraph 11 but was not disclosed as required by Paragraph 11.

                  (ii) Any liability, loss, claim, damage or deficiency resulting directly or indirectly from any misrepresentation, breach of warranty or nonfulfillment of any agreement on the part of CardMember or Marketing under this Agreement, or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to Klabunde or Newco hereunder.

                  (iii) Except to the extent of non-income taxes that are reserved as a current tax liability on the Newco balance sheet set forth at
Exhibit 3(g), all taxes of Cardmember, Marketing and Newco, and any of their affiliates, relating to transactions, business, operations, or matters that occurred or failed to occur on or before the closing or with respect to any period of such entities through the closing.

                  (iv) All other actions, suits, proceedings, demands, assessments, adjustments, costs and expenses incident to the foregoing, including, without limitation, actual attorneys' fees and other out-of-pocket expenses except as otherwise provided in Paragraph 13 of this Agreement.

         (b)      Notice of Claims.

                  Newco and Klabunde agree to give CardMember notice of any and all claims asserted against Newco or Klabunde for which indemnification is or may be sought under this Paragraph 9. Such notice shall be given within a reasonable time after receipt of written notice of such claim by Newco or Klabunde. Failure to give such notice shall not abrogate or diminish CardMember's or Marketing's obligation under this Paragraph 9 if CardMember or Marketing have or receive knowledge of the existence of any such claim by any other means or if such failure does not prejudice CardMember's or Marketing's ability to defend such claim.

         (c)      Defense of Claim.

                  In any litigation, administrative proceeding, negotiation or arbitration pertaining to any claim for which indemnification is sought under this Paragraph 9, CardMember and Marketing shall have the right to select legal counsel to represent Klabunde and Newco, and to otherwise control such litigation, proceedings, negotiations and arbitration. If CardMember and Marketing elect to control such litigation, proceeding, negotiation or arbitration, Klabunde and Newco shall at all times have the right to fully participate in the defense at their own expense. If CardMember and Marketing shall, within a reasonable time after notice, fail to defend, Klabunde and Newco shall have the right, but not the obligation, to undertake the defense of and to compromise or settle the claim or other matter on behalf, for the account, and at the risk of CardMember and Marketing. If the claim is one that cannot by its nature be defended solely by CardMember and Marketing then Klabunde and Newco shall make available all information and assistance as CardMember and Marketing may reasonably request. Notwithstanding the foregoing provisions of this Paragraph 9, should the subject matter of the litigation, proceeding, negotiation or arbitration include a claim against Klabunde and Newco seeking permanent injunctive relief, Klabunde and Newco shall have the right to take exclusive control of the defense of the entire proceeding.

                  (d)      Costs Included.

                           The amounts for which Klabunde and Newco may seek
indemnification under this Paragraph 9 shall extend to and include the actual attorney's fees, accountant's fees, costs of litigation and other reasonable expenses incurred in the defense of any claim and any amounts paid in settlement or compromise of any claims asserted against them to the extent that the claim asserted would have been subject to the indemnification provisions of this Paragraph 9.

         10. CardMember and Newco Undertakings After the Closing.

         After the closing, CardMember or Newco, whichever is applicable, hereby agrees to the following:

                  (a) CardMember, and any entity in which CardMember has an interest, shall not, for a period of two (2) years following the closing, sell coupon books with a thickness of more than one half inch each to charitable organizations located within the following markets: Los Angeles San Gabriel Valley, Denver, Phoenix, San Francisco, San Francisco South Bay,

Seattle, San Diego, Los Angeles South Bay, Los Angeles West, Omaha, Lincoln, Kansas City, St. Louis, Fort Lauderdale, Dallas, and Houston.

                  (b) CardMember will sell to Newco an amount of CardMember's Travel Club Membership Books as Newco shall request, not to exceed 10,000 copies, at a price not to exceed $2.00 per book. Any request by Newco for an amount of CardMember's Travel Club Membership Books shall be for a minimum of 2,000 books and shall be in 2,000 book increments thereafter. CardMember shall provide any requested books within 30 days of CardMember's receipt of Newco's order.

                  (c) CardMember agrees to sell to Newco movie theater tickets for American Multi- Cinema, Pacific Theaters, Sony/Loews Theaters, National Amusements, General Cinema and Cineplex Odeon movie theaters in an amount equal to the purchase price paid by CardMember for such tickets, for the duration of CardMember's agreement with the theaters and/or ticket availability.

                  (d) Newco agrees to sell to CardMember movie theater tickets for United Artists Theaters and Edward Theater in an amount equal to the purchase price paid by Newco for such tickets, for the duration of Newco's agreement with the theaters and/or ticket availability.

         11.      Representation of Klabunde.

                  Klabunde represents that he has disclosed all material facts, liabilities, or obligations, contingent or otherwise, relating to Newco and its business operations to CardMember and Impaq of which Klabunde has actual knowledge or, through the exercise of reasonable due diligence should have had knowledge of, and Klabunde further represents that all material assets and liabilities of Newco of which Klabunde has knowledge have been disclosed on the balance sheet listed as Exhibit 3(g).

         12. Survival of Representations. Warranties. Covenants and Indemnifications.

                  All representations, warranties, covenants and indemnifications made in or pursuant to this Agreement shall survive the closing hereunder until such time as the applicable statutory period of limitations, plus any possible extensions, if an extension has been granted or agreed to, for any federal, state or local tax liabilities has expired with respect to the periods in which the transactions contemplated by this Agreement occur, except for any indemnification under Paragraph 9(a)(i), 9(a)(iii), 9(a)(iv), 9(b), 9(c) and 9(d), which shall survive indefinitely.

         13.      Burger King Litigation.

                  The parties hereto agree that any liability resulting from that certain lawsuit filed against Marketing by Simmonds Restaurant Management, Inc. in the District Court of Douglas County, Nebraska, Docket 938, No. 943 (the "Burger King Litigation"), which lawsuit is listed as a liability on the Newco balance sheet provided in accordance with Paragraph 3(f), shall be the responsibility of Newco, subject to the following provisions and exception. Newco shall be responsible for resolving this litigation as soon as practical, including the payment of a reasonable settlement amount; provided, however, that the parties hereto also agree that CardMember and Marketing shall reimburse Newco in an amount equal to one-half (1/2) the amount of any liability incurred by Newco in resolving the matter (including attorney's fees, accountant's fees, costs of litigation and other reasonable expenses incurred in the defense of the claim) whether such amount is the result of final litigation or settlement of the matter. CardMember and Marketing reserve the right to settle the litigation for an amount which

CardMember and Marketing, in their discretion, find reasonable if Newco has not resolved the matter by September 30, 1995. Any settlement by CardMember or Marketing of the Burger King Litigation shall in no way relieve CardMember or Marketing of their responsibility to reimburse Newco for one-half (1/2) the amount of any liability incurred by Newco and resulting from the Burger King Litigation, as provided in this Paragraph 13. The authority given to CardMember and Marketing to settle the Burger King Litigation after September 30, 1995 does not diminish in any way Newco's authority over any litigation in connection with the Burger King Litigation, whether occurring before or after September 30, 1995, which litigation, if any, shall be under the complete control of Newco.

         14.      Confidentiality.

                  Klabunde and Newco shall hold in strict confidence and shall not disclose to any third party, unless ordered to do so by a court of competent jurisdiction, any of the financial information concerning CardMember and Marketing which is not generally available to the public which has been provided by CardMember and Marketing to Klabunde and/or Newco in conjunction with the transactions contemplated by this Agreement.

         In witness whereof the parties have set their hands as of the year and date first above written.

                                               CARDMEMBER PUBLISHING CORPORATION

                                               By:      /s/ Gary Johnson
                                                        ------------------------
                                                        Gary Johnson
                                               Its:     President

                                               IMPAQ MARKETING CORPORATION

                                               By:      /s/ Gary Johnson
                                                        ------------------------
                                                        Gary Johnson
                                               Its:     President

                                               IMPAQ PUBLISHING CORP.

                                               By:      /s/ Daniel Klabunde
                                                        ------------------------
                                                        Daniel Klabunde
                                               Its:     President

                                               DANIEL KLABUNDE

                                               /s/ Daniel Klabunde
                                               ---------------------------------

                                   EXHIBIT 2

                                     LIENS

         All of the assets of Impaq Marketing Corporation are subject to a lien in favor of Brown, Brothers & Harriman. A UCC financing statement has been filed with the Secretary of State of Nebraska. A Release of this Lien will be delivered at the closing.

         The transactions contemplated by the Agreement require the consent of holders of the Preferred Stock of CardMember Publishing Corporation. CardMember will obtain a written consent of the Preferred Stockholders of the Corporation to the Agreement and Plan of Corporate Separation.

                                  EXHIBIT 3(d)

                    CONDUCT OF BUSINESS SINCE JUNE 30. 1994

Since June 30, 1994:

         (i) The business and affairs of CardMember and Marketing have been conducted and carried on in the ordinary course consistent with their past practices;

         (ii) Except for personal property (including inventory and supplies) purchased, sold or leased in the ordinary course of business consistent with their past practices, CardMember and Marketing have not purchased, sold, leased, mortgaged, pledged or otherwise acquired or disposed of any material properties or assets;

         (iii) There has been no adverse change in or with respect to the financial condition, operations, prospects, rights, results of operations, assets, management liabilities or business of CardMember or Marketing and no state of facts exist which may reasonably be expected to give rise to any such adverse change; and

         (iv) There has been no change by CardMember and Marketing in any method of financial or tax accounting method or practice.

                                  EXHIBIT 3(f)

                                   LITIGATION

         The only litigation for which Newco is responsible is a lawsuit pending in the District Court of Douglas County, Nebraska, brought by Simmonds Restaurant Management, Inc. bearing Docket Number 938, No. 943. Newco has assumed responsibility for this lawsuit pursuant to Paragraph 13 of the Agreement.

                                  EXHIBIT 3(g)

                             IMPAQ PUBLISHING CORP.

                         BALANCE SHEET AT JUNE 30, 1995

ASSETS
- ------
Cash On-Hand                                                          $  175,000

Bill of Sale dated August ___, 1995                                          -0-

Total Assets$175.000

LIABILITIES(1)

Trade Payables                                                               -0-
                                                                      ----------

Total Liabilities                                                     $      -0-

STOCKHOLDERS EQUITY

Common Stockholders Equity, Common Stock,
$1 Par Value, Authorized 10,000 Shares,
Issue 100 Shares                                                      $      100

Additional Paid-In Capital                                               174,900

Total Stockholder's Equity                                            $  175,000
                                                                      ----------

TOTAL LIABILITIES AND EQUITY                                          $  175,000
                                                                      ==========


- ---------------------
         (1) There is a pending litigation matter against the company by Simmonds Restaurant Management Service, Inc. in the District Court of Douglas County, Nebraska, Docket Number 938, No. 943. The amount of damages which may be assessed against the company is unknown.

                                  EXHIBIT 3(h)

                                TITLE TO ASSETS

         Newco has good and marketable title to all of its assets and properties reflected in its books and records as being owned, including the assets and properties reflected as being owned in the financial statements listed on
Exhibit 3(g), free and clear of all pledges, leases, equities, licenses, security interests, claims, liens, encumbrances or defects.

                                  EXHIBIT 4(d)

                                 LEGAL OPINION

                                             July ___, 1995

Mr.  Dan Klabunde
11225 Davenport, Suite 108
Omaha, Nebraska 68154-2627

Impaq Publishing Corp.
11225 Davenport, Suite 108
Omaha, Nebraska 68154-2627

Gentlemen:

         We have acted as counsel for CardMember Publishing Corporation, a Delaware corporation, and Impaq Marketing Corporation, a Delaware corporation (hereinafter collectively referred to as the "Companies"), in connection with the preparation, execution, delivery and performance of a certain Agreement and Plan of Corporate Separation dated of even date herewith (the "Agreement") by and between the Companies and you. This opinion is delivered to you pursuant to Paragraph 4(d) of the Agreement. Unless otherwise defined herein, or as the context hereof otherwise requires, each term used herein with its initial letter capitalized has the meaning given to such term in the Agreement.

         As such counsel, we have participated in the preparation of, or have otherwise examined, the Agreement and have reviewed the Articles of Incorporation, By-Laws and certain other corporate records of the Companies, and such other agreements, certificates, instruments and documents and matters of law as we have deemed necessary to reach the conclusions hereinafter set forth.

         Based on the foregoing, it is our opinion that:

         1. The Companies are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware and have all requisite corporate power and authority to own, operate and lease their properties and to carry on their business as now being conducted. The Companies have all requisite corporate power and authority to execute and deliver the Agreement and the various other agreements required to be entered into by them pursuant to the terms of the Agreement (the "Ancillary Agreements"), and to carry out the respective terms thereof.

         2. The execution, delivery and performance by the Companies of the Agreement and the Ancillary Agreements, and the consummation by them of the transactions contemplated therein, have been duly authorized by the Companies' Boards of Directors and by all other necessary corporate action on the part of the Companies. The Agreement and the Ancillary Agreements constitute the legal, valid and binding obligation of the Companies and the Shareholders enforceable in accordance with their respective terms.

         3. The execution, delivery and performance by the Companies of the Agreement and the Ancillary Agreements, and the consummation by them of the transactions contemplated therein, will not (a) violate or conflict with any provision of the Companies' Articles of Incorporation or By-Laws; (b) violate any provision of any applicable law, statute, rule or regulation to which the assets of Newco or the Companies are subject or any judgment, order, writ or decree of any court applicable to the assets of Newco or the Companies or any governmental permit, license, order or approval held or utilized by the Companies in the operation of their businesses; or (c) result in the breach of, conflict with, or constitute a default or event of default under (whether by notice or the lapse of time or both), or result in the modification or termination of, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the assets of Newco, pursuant to any commitment, contract or other agreement or instrument to which the Companies or any of their shareholders are a party or by which the Companies or any of their shareholders or any of their respective assets or property is or may be bound or affected or from which the Companies or any of their shareholders derives substantial benefits.

         4. To the best of our knowledge, Newco has good and marketable title to all its assets, free and clear of all liens, claims, encumbrances, pledges, leases, security interests, or defects, except such as described on Exhibit 3(h) to the Agreement.

         5. To the best of our knowledge, no consent, approval, authorization or order of, or qualification with, any court, regulatory authority or other governmental body is required in connection with the consummation by the Companies of the transactions contemplated by the Agreement or the Ancillary Agreements.

         We are members of the Bar of the State of Connecticut and do not purport to be experts on any laws other than the laws of the State of Connecticut, the business corporation laws of the State of Connecticut and Delaware and the federal laws of the United States. Consequently, we do not render any opinions on any laws other than the laws of the State of Connecticut, the business corporation laws of the State of Connecticut and Delaware and the federal laws of the United States.

                                                    Very truly yours

                                                    DISERIO MARTIN O'CONNOR &
                                                    CASTIGLIONI

                                                    By: /s/ Brian O'Connor
                                                       ------------------------
                                                       Brian O'Connor

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